SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.3)


                     Fortune Natural Resources Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   349681106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

CUSIP No. 349681106                   13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Renaissance Capital Growth & Income Fund III, Inc.               75-2533518


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) [_]
     (b) [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,558,394
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,558,394
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,558,394

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.25%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IV

________________________________________________________________________________

CUSIP No. 349681106                   13G                      Page 3 of 5 Pages



Item 1(a).  Name of Issuer:

            Fortune Natural Resources Corporation                    ("Company")

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            515 West Greens Road, Suite 720
            Houston, TX  77067
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Renaissance Capital Growth and Income Fund III, Inc.       ("Filer")

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            8080 N. Central Expressway
            Suite 210, LB-59
            Dallas, TX  75206
            ____________________________________________________________________

Item 2(c).  Citizenship:

            Texas

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            75966V105

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 349681106                   13G                      Page 4 of 5 Pages



Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          At May 1, 2002, Renaissance Capital Growth & Income Fund III, Inc. ("Renaissance III"), owned 1,322,394 shares of the Company's common stock, warrants to purchase 100,000 shares of the Company's common stock at $1.50 per share on or before March 1, 2003, and warrants to purchase 100,000 shares of the Company's stock at $2.25 on or before March 1, 2002. On May 20, 2002, Renaissance III received warrants to purchase 36,000 shares of the Company's common stock at $0.25 per share on or before May 19, 2005. Thus, as of May 31, 2002, Renaissance III owns 1,558,394 shares of the Company's common stock on a fully converted basis.

          The Filer's Investment Adviser is Renaissance Capital Group, Inc., which is also Investment Manager for Renaissance US Growth and Income Trust PLC ("Renaissance US"). Renaissance US also owns securities of Fortune Natural Resources Corporation.
          ______________________________________________________________________

     (b)  Percent of class:
          9.25%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                1,558,394.

          (ii)  Shared power to vote or to direct the vote
                None,

          (iii) Sole power to dispose or to direct the disposition of 1,558,394,

          (iv) Shared power to dispose or to direct the disposition of None.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not applicable

          ______________________________________________________________________

CUSIP No. 349681106                   13G                      Page 5 of 5 Pages

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              June 6, 2002
                              ----------------------------------------
                              (Date)



                              ----------------------------------------
                              (Signature)

                              Russell Cleveland, President and CEO
                              Renaissance Capital Growth & Income Fund III, Inc.
                              ----------------------------------------
                              (Name/Title)